EXHIBIT 10.12.2

Print Name of Participant:[            ]

HEALTHSOUTH CORPORATION

2004 AMENDED AND RESTATED DIRECTOR INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT, made as of [            ] (the “Grant Date”), by and between HealthSouth Corporation., a Delaware corporation (the “Company”), pursuant to the HealthSouth Corporation 2004 Amended and Restated Director Incentive Plan (the “Plan”) and [            ] (the “Participant”). Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

1.	Grant of Award. The Company hereby grants to the Participant, as of the Grant Date and subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, [ ] (including the provisions of Section 11 thereof) number of RSUs.

2.	Vesting. The RSUs granted to the Participant shall be fully vested as of the Grant Date and shall be settled on the earlier of (i) the consummation of a Change in Control transaction, provided that such Change in Control constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A of the Code (any regulations promulgated thereunder) or (ii) the six month anniversary of date on which the Participant ceases to serve on the Board of Directors for any reason (the “Settlement Date”).

3.	Form of Payment. Each RSU granted hereunder shall represent the right to receive one share of Common Stock upon the settlement of each RSU, subject to adjustment pursuant to Section 11 of the Plan.

4.

Dividend Equivalents. Additional RSUs shall be credited to the Participant’s account as of each date (a “Dividend Date”) on which cash dividends and/or special dividends and distributions are paid with respect to Common Stock, provided that the record date with respect to such dividend or distribution occurs prior to the Settlement Date. The number of RSUs to be credited to the Participant’s account under the Plan as of any Dividend Date shall equal the quotient obtained by dividing (a) the product of (i) the number of the RSUs credited to such account on the record date for such dividend or distribution and (ii) the per share dividend (or distribution value) payable on such Dividend Date, by (b)

the fair market value of a share of Common Stock as of such Dividend Date, determined in accordance with Section 8 of the Plan.

5.	Restrictions on Transfer. RSUs may not be transferred or otherwise disposed of by the Participant, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Committee, or by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the RSUs by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Company will not transfer any of such RSUs on its books, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

6.	Approvals. No shares of Common Stock shall be issued under this Agreement unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares to the Participant on the Participant’s undertaking in writing to comply with such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

7.	Taxes. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement. At the time the Participant recognizes taxable income in respect to the RSUs, the Participant shall owe to the Company an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the payment of the RSUs. At the Company’s discretion, the Participant may satisfy the foregoing requirement by one or a combination of the following methods: (a) making a payment to the Company in cash or cash equivalents; (b) with the consent of the Company, by authorizing the Company to withhold cash otherwise due to the Participant; (c) authorizing the Company to withhold a portion of the shares of Common Stock to be received hereunder having a value equal to or less than the minimum amount required to be withheld or (d) a combination of the foregoing.

8.	Compliance with Law and Regulations. This Agreement, the Award granted hereby and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

9.	Incorporation of Plan. This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

10.	Binding Agreement; Successors. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Participant and the Participant’s personal representatives and beneficiaries.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon all Persons.

12.	Amendment. This Agreement may be amended or modified by the Company at any time; Notwithstanding the foregoing, no amendment or modification that is adverse to the rights of the Participant as provided by this Agreement shall be effective unless set forth in a writing signed by the parties hereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Participant has hereunto set his hand, all as of the day and year set forth below.

HEALTHSOUTH CORPORATION

Name:

Title:

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

PARTICIPANT

Dated as of: